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August 20, 2003                                      Mayer, Brown, Rowe & Maw LLP
                                                                    1675 Broadway
                                                    New York, New York 10019-5820

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                                                           www.mayerbrownrowe.com

Oppenheimer Growth Fund
6803 South Tucson Way
Centennial, Colorado 80112

Ladies and Gentlemen:

            This opinion is being furnished to Oppenheimer
Growth Fund, a Massachusetts business trust ("Growth"), in
connection with the Registration Statement on Form N-14
(the "Registration Statement") under the Securities Act of
1933, as amended (the "1933 Act"), by Growth in connection
with the acquisition by Growth of substantially all the
assets of Jennison Growth Fund, a series of Oppenheimer
Select Managers, a Massachusetts business trust ("Jennison
Growth"), in exchange for shares of beneficial interest of
Growth ("Shares") and the assumption by Growth of certain
stated liabilities of Jennison Growth pursuant to an
Agreement and Plan of Reorganization dated as of April 28,
2003 (the "Reorganization Agreement").  We have examined
such statutes, regulations, corporate records and other
documents and reviewed such questions of law as we deemed
necessary or appropriate for the purposes of this opinion.

            As to matters of Massachusetts law contained in
this opinion, we have relied upon the opinion of Kushner &
Sanders LLP, dated the date hereof.

            Based upon the foregoing, we are of the opinion
that the Shares when issued, as described in the
Reorganization Agreement, will be duly authorized and,
assuming receipt of the consideration to be paid therefor,
upon delivery as provided in the Reorganization Agreement,
will be validly issued, fully paid and non-assessable
(except for the potential liability of shareholders
described in Growth's Statement of Additional Information
dated October 23, 2002, as revised February 12, 2003 under
the caption "Shareholder and Trustee Liability").

            We hereby consent to the filing of this opinion
as an exhibit to the Registration Statement and to the
reference to us as legal counsel to Growth in the
Prospectus forming a part of the Registration Statement.
We do not thereby admit that we are within the category of
persons whose consent is required under Section 7 of the
1933 Act or the rules and regulations of the Securities and
Exchange Commission thereunder.

                                          Very truly yours,

                                          MAYER, BROWN, ROWE & MAW LLP

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